Mail Stop 4-06

May 5, 2005

Thomas McNeill
Vice President, Chief Financial Officer
   and Secretary
Global Payment Technologies, Inc.
425B Oser Avenue
Hauppauge, New York 11788

RE:		Global Payment Technologies, Inc. (file no. 033-86352)
		Form 10-K: For the Year Ended September 30, 2004
		Form 10-Q: For the Quarterly Period Ended December 31,
2004

Dear Mr. McNeill,

We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Very truly yours,


							Craig Wilson
							Senior Assistant Chief
Accountant

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Global Payment Technologies, Inc.
May 2, 2005
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